Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports Third Quarter Results

Naugatuck, CT, October 31, 2008.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $495,000, or $0.07 per share for the quarter ended September 30, 2008 prior to an Other Than Temporary Impairment (OTTI) charge on auction rate pass-through certificates with Fannie Mae preferred stock as underlying collateral.  Excluding the OTTI charge, net income for the nine months ended September 30, 2008 was $1.5 million, or $0.22 per share.  Following the OTTI charge of $3.2 million after the U.S. Government placed Fannie Mae in conservatorship, the Company reported a net loss of $2.7 million, or $0.40 per share for the quarter ended September 30, 2008 and a net loss of $1.7 million, or $0.24 per share for the nine months ended September 30, 2008, compared to net income of $354,000 for the quarter ended September 30, 2007 and net income of $941,000 for the nine months ended September 30, 2007.  The Company will record a tax benefit of approximately $1.1 million related to the OTTI charge in the fourth quarter now that the Treasury Department will allow ordinary loss treatment on the auction rate pass-through certificates.

SELECTED OPERATIONS DATA
	Three Months Ended			Nine Months Ended
	September 30, 2008			September 30, 2008
	Before	OTTI	After	Before	OTTI	After
	OTTI	Charge	OTTI	OTTI	Charge	OTTI
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$7,224		$7,224	$20,948		$20,948
Total interest expense	3,499		3,499	10,389		10,389
Net interest income	3,725		3,725	10,559		10,559

Provision for loan losses	200		200	475		475

Net interest income after provision for loan losses	3,525		3,525	10,084		10,084

Noninterest income (loss)	580	(3,216)	(2,636)	1,866	(3,216)	(1,350)
Noninterest expense	3,453		3,453	9,914		9,914

Income (loss) before provision
for income taxes	652		(2,564)	2,036		(1,180)
Provision for income taxes	157		157	486		486

Net income (loss)	$495		$(2,721)	$1,550		$(1,666)

Earnings (loss) per common share - basic and diluted	$0.07		$(0.40)	$0.22		$(0.24)

John C. Roman, President and CEO commented: “Although our quarterly and year to date results were negatively impacted by the OTTI charge from our holding of auction rate pass-through certificates backed by Fannie Mae preferred stock, our core operating results during the third quarter were strong.  Net income without the OTTI charge would have been $495,000, a 40% increase over the results for the third quarter of 2007.  The year-to-date net would have been $1.5 million, or a 65% increase over the first three quarters of 2007.”

Net Interest Income

Net interest income for the quarter ended September 30, 2008 totaled $3.7 million compared to $3.0 million for the quarter ended September 30, 2007, an increase of $735,000 or 24.6%.  For the nine month period ended September 30, 2008, net interest income totaled $10.5 million compared to $8.7 million for the nine months ended September 30, 2007, an increase of $1.8 million or 21.1%.  The increase in net interest income is due to an increase in the average balances of interest earning assets of 19.9% and 17.3% for the three and nine month periods respectively, partially offset by decreases of 35 basis points and 19 basis points in the average rate earned on these assets over the same periods.  The increase in interest earning assets is attributed primarily to an increase in the loan portfolio.  The average balances in the loan portfolio increased by 20.6% in the three month period, and by 19.6% in the nine month period.  The largest increases were in the commercial mortgage portfolio followed by the residential mortgage portfolio.

The increase in interest income was partially offset by an increase in interest expense.  Interest expense increased by $105,000, or 3.1% in the three month period and increased by $710,000 or 7.3% in the nine month period, due to an increase in the average balances of deposits and borrowings.  The average balances of deposits increased by 14.1% and 11.2% and the average balance of borrowings increased by 53.5% and 51.4% over the three and nine month periods respectively, while the average rates paid on these deposits and borrowings decreased by 53 basis points and 33 basis points over the same periods.  The increases were primarily used to fund increased loan demand.  The largest increases in deposits were in certificates of deposit, followed by smaller increases in savings accounts and money market accounts, partially offset by a decrease in checking accounts in the nine month period.  The increase in certificates of deposit was due primarily to competitive rate promotional accounts that were offered in conjunction with the opening of our 10th office in late June 2008.

Credit Quality

The Bank recorded a provision for loan losses of $200,000 for the three months ended September 30, 2008 compared to no provision for the three months ended September 30, 2007.  For the nine months ended September 30, 2008, the Bank recorded a provision of $475,000, compared to $51,000 for the nine months ended September 30, 2007.  The increase in the provisions are due to the increased size of the loan portfolio, a change in the mix of the portfolio towards commercial loans which are generally riskier than one-to-four family loans, and general economic conditions.

Non-performing loans totaled $2.2 million at September 30, 2008 compared to $1.0 million at December 31, 2007.  This increase was primarily due to the transfer of one real estate development loan in the amount of $880,000 to non-accrual status.  Management does not anticipate any losses on this loan due to the value of the real estate securing the loan.

Noninterest Income

Excluding the OTTI charge, noninterest income was $580,000 for the quarter ended September 30, 2008 compared to $577,000 for the quarter ended September 30, 2007, an increase of 0.5%. For the nine months ended September 30, 2008 noninterest income was $1.9 million, excluding the OTTI charge, compared to $1.7 million for the period ended September 30, 2007, an increase of 9.3%.  The largest increase in noninterest income in the nine month period is primarily related to fees for services related to deposit accounts and income from investment advisory services. The increases in fee income were a result of product growth in these areas.  Noninterest income, net of the OTTI charge, was a loss of  $2.6 million and $1.4 million for the three and nine months ended September 30, 2008, respectively.

Noninterest Expense

Noninterest expense was $3.5 million for the quarter ended September 30, 2008 compared to $3.2 million for the quarter ended September 30, 2007.  For the nine months ended September 30, 2008 noninterest expense was $9.9 million compared to $9.3 million for the nine months ended September 30, 2007.  The increase in both periods was primarily the result of increases in compensation costs, office occupancy, computer processing costs, and director’s compensation over the 2007 periods.  The increases were partially offset by a decrease in advertising expense.

Selected Balance Sheet Data

Total assets were $517.3 million at September 30, 2008 compared to $462.5 million at December 31, 2007, an increase of $54.8 million or 11.8%.  Total liabilities were $473.6 million at September 30, 2008 compared to $412.1 million at December 31, 2007.  Deposits at September 30, 2008 were $359.0 million, an increase of $37.6 million or 11.7% over December 31, 2007.  Borrowed funds increased from $85.1 million at December 31, 2007 to $110.7 million at September 30, 2008.  The increases in deposits and borrowings were primarily used to fund growth in loans.

Total stockholders’ equity was $43.7 million at September 30, 2008 compared to $50.5 million at December 31, 2007, due to a net increase in the unrealized loss on available for sale securities of $2.9 million, stock repurchases of $2.2 million, net loss of $1.7 million for the nine month period, dividends of $458,000 paid to stockholders, and $456,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan.  At September 30, 2008, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

Mr. Roman added: “We remain a strong well capitalized bank even after the OTTI charge. We have the strength to continue to support our shareholders, customers, community and employees in the face of the current economic downturn.  Credit has not frozen at Naugatuck Valley Savings and Loan. Our loan volumes have been strong and we continue to stand ready to meet the financing needs of deserving applicants.”

About Naugatuck Valley

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These measures include net income, noninterest income and earnings per share before the OTTI charge.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.  A reconciliation of the included non-GAAP financial measures to GAAP measures is included elsewhere in this release.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	September 30,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$7,058	$7,873
Investment in federal funds	33	497
Investment securities	64,352	66,454
Loans receivable, net	415,390	359,831
Deferred income taxes	1,663	1,332
Other assets	28,781	26,540
Total assets	$517,277	$462,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$359,001	$321,398
Borrowed funds	110,640	85,107
Other liabilities	3,975	5,565

Total liabilities	473,616	412,070

Total stockholders' equity	43,661	50,457

Total liabilities and stockholders' equity	$517,277	$462,527

SELECTED OPERATIONS DATA
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$7,224	$6,384	$20,948	$18,398
Total interest expense	3,499	3,394	10,389	9,679
Net interest income	3,725	2,990	10,559	8,719

Provision for loan losses	200	-	475	51

Net interest income after provision for loan losses	3,525	2,990	10,084	8,668

Noninterest income (loss)	(2,636)	577	(1,350)	1,707
Noninterest expense	3,453	3,158	9,914	9,319

Income (loss) before provision
for income taxes	(2,564)	409	(1,180)	1,056
Provision for income taxes	157	55	486	115

Net income (loss)	$(2,721)	$354	$(1,666)	$941

Earnings (loss) per common share - basic and diluted	$(0.40)	$0.05	$(0.24)	$0.13

SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended September 30,
	2008	2007
	(Unaudited)

Return on average assets	-2.09%	0.32%
Return on average equity	-21.69	2.77
Interest rate spread	2.93	2.74
Net interest margin	3.05	2.93
Efficiency ratio (2)	316.35	88.31

ASSET QUALITY RATIOS:	At September 30,	At December 31,
	2008	2007
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$2,669	$2,163
Allowance for loan losses as a percent of total loans	0.64%	0.60%
Allowance for loan losses as a percent of
nonperforming loans	120.50%	222.99%
Net charge-offs to average loans
outstanding during the period	-%	-%
Nonperforming loans	$2,215	$970
Nonperforming loans as a percent of total loans	0.53%	0.27%
Nonperforming assets	$2,215	$970
Nonperforming assets as a percent of total assets	0.43%	0.21%
(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization)
divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000